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                                                             EXHIBIT NO. 99.5(k)

                          INVESTMENT ADVISORY AGREEMENT


INVESTMENT ADVISORY AGREEMENT, dated as of this 1st day of September, 1995 by and between MFS/SUN LIFE SERIES TRUST, a Massachusetts business trust (the "Trust"), on behalf of MFS/FOREIGN & COLONIAL INTERNATIONAL GROWTH AND INCOME SERIES (the "Fund"), and MASSACHUSETTS FINANCIAL SERVICES COMPANY, a Delaware corporation (the "Adviser").

                                   WITNESSETH:

        WHEREAS, the Trust is engaged in business as an open-end investment company registered under the Investment Company Act of 1940 (the "1940 Act"); and

        WHEREAS, the Adviser is willing to provide business management services to the Fund on the terms and conditions hereinafter set forth

        NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

        ARTICLE 1: DUTIES OF THE ADVISER. The Adviser shall provide the Fund with such investment advice and supervision as the latter may from time to time consider necessary for the proper management of its funds. The Adviser shall act as Adviser to the Fund and as such shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held uninvested, subject always to the restrictions of the Trust's Declaration of Trust, dated February 15, 1985 and By-Laws, each as amended from time to time (respectively, the "Declaration" and the "By-Laws"), to the provisions of the 1940 Act and the rules and regulations thereunder and to the Fund's then-current Prospectus and Statement of Additional Information. Should the Trustees at any time, however, make any determination as to investment policy and notify the Adviser thereof in writing, the Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Adviser shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for the Fund's account with brokers, dealers or other entities selected by it, and to that end the Adviser is authorized as the agent of the Fund to give instructions to the Custodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers, dealers or other entities and the placing of such orders, the Adviser is directed to seek for the Fund execution at the most favorable price by responsible brokerage firms at reasonably competitive commission rates. In fulfilling this requirement the Adviser shall not be deemed to have acted unlawfully or to have breached any duty, created by this Agreement or otherwise, solely by reason of its having caused the Fund to pay a broker, dealer or other entity an amount of commission for effecting a securities transaction in excess of the amount of commission another broker, dealer or other entity would have charged for effecting that transaction, if the Adviser determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by such broker, dealer or other entity, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Fund and to other clients of the Adviser as to which the Adviser exercises investment discretion.

        The Adviser may from time to time enter into investment sub-advisory agreements with one or more investment advisers (a "Sub-Adviser") to the Fund to perform some or all of the services for which the Adviser is responsible pursuant to this Article 1 upon such terms and conditions as the Adviser may determine provided that such investment sub-advisory agreements have been approved by a majority of the Trustees of the Trust who are not interested persons of the Trust, the Adviser or the Sub-Adviser and by vote of a majority of the outstanding voting securities of the Fund. The Adviser may terminate the services of any Sub-Adviser at any time in its sole discretion, and shall at such time assume the responsibilities of such Sub-Adviser unless and until a successor Sub-Adviser is selected. Subject to the provisions of Article 6, the Adviser shall not be liable for any error of judgment or mistake of law by any Sub-Adviser or for any loss arising out of any investment made by any Sub-Adviser or for any act or omission in the execution and management of the Fund by any Sub-Adviser.

        ARTICLE 2: ALLOCATION OF CHARGES AND EXPENSES. The Adviser shall furnish at its own expense investment advisory and administrative services, office space, equipment and clerical personnel necessary for servicing the investments of the Fund and maintaining the Trust's organization, and investment advisory facilities and executive and supervisory personnel for managing the investments and effecting the portfolio transactions of the Fund. The Adviser shall arrange, if desired by the Trust, for Directors, officers and employees of the Adviser to serve as Trustees, officers or agents of the Trust if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law. It is understood that the Trust will pay all of its own expenses including, without limitation, compensation of Trustees of the Trust who are not affiliated persons of the Trust or the Adviser, governmental fees, interest charges, taxes, membership dues in the Investment Company Institute allocable to the Trust, fees and expenses of independent auditors, of legal counsel and of any transfer agent, registrar or dividend disbursing agent of the Trust, expenses of repurchasing and redeeming shares and servicing shareholder accounts, expenses of preparing, printing and mailing stock certificates, prospectuses, periodic reports, notices and proxy statements to shareholders and to governmental officers and commissions, brokerage and other expenses connected with the execution, recording and settlement of portfolio security transactions, insurance premiums, fees and expenses of the custodian for all services to the Trust, including safekeeping of funds and securities, keeping of books and accounts and calculation of the net asset value of shares of the Fund, expenses of shareholder meetings, and expenses relating to the issuance, registration and qualification of shares of the Fund and the preparation, printing and mailing of prospectuses for such purposes (except to the extent that any Distribution Agreement to which the Trust is a party on behalf of the Fund provides that another party is to pay some or all of such expenses).

        ARTICLE 3: COMPENSATION OF THE ADVISER. For the services to be rendered and the facilities to be provided, the Fund shall pay to the Adviser an investment advisory fee computed and paid monthly at a rate equal to 0.975% of the first $500 million of the Fund's average daily net assets on an annualized basis and 0.925% thereafter. If the Adviser shall serve for less than the whole of any period specified in this Article 3, the compensation payable to the Adviser with respect to the Fund shall be prorated.

        ARTICLE 4: SPECIAL SERVICES. Should the Fund have occasion to request the Adviser to perform services not herein contemplated or to request the Adviser to arrange for the services of others, the Adviser will act for the Fund upon request to the best of its ability, with compensation for the Adviser's services to be agreed upon with respect to each such occasion as it arises.

        ARTICLE 5: COVENANTS OF THE ADVISER. The Adviser agrees that it will not deal with itself, or with the Trustees of the Trust or the Trust's distributor as principals in making purchases or sales of securities or other property for the account of the Fund, except as permitted by the 1940 Act, will not take a long or short position in the shares of the Fund, except as provided by the Declaration, and will comply with all other provisions of the Declaration and By-Laws relative to the Adviser and its Directors and officers.

        ARTICLE 6: LIMITATION OF LIABILITY OF THE ADVISER. The Adviser, and its Directors, officers and employees, shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution and management of the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its or their duties, or by reason of reckless disregard of its or their obligations and duties hereunder.

        ARTICLE 7: ACTIVITIES OF THE ADVISER. The services of the Adviser to the Fund are not to be deemed to be exclusive, the Adviser being free to render services to others. The Adviser may permit other fund clients to use the words "Massachusetts Financial" or "MFS" in their names. The Fund agrees that if the Adviser shall for any reason no longer serve as the Adviser to the Fund, the Fund will change its name so as to delete the words "Massachusetts Financial" or "MFS". It is understood that Trustees, officers, and shareholders of the Trust are or may be or become interested in the Adviser, as Directors, officers, employees, or otherwise and that Directors, officers and employees of the Adviser are or may become similarly interested in the Trust and that the Adviser may be or become interested in the Trust as a shareholder or otherwise.

        ARTICLE 8: DURATION, TERMINATION AND AMENDMENTS OF THIS AGREEMENT. This Agreement shall become effective on the date of its execution and shall govern the relations between the parties hereto thereafter, and shall remain in force until November 1, 1996, and each year thereafter but only so long as its continuance is specifically approved at least annually (i) by the vote of a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Adviser at a meeting specifically called for the purpose of voting on such approval, and (ii) by the Trustees of the Trust, or by vote of a majority of the outstanding voting securities of the Fund.

        This Agreement may be terminated at any time without the payment of any penalty by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, or by the Adviser, on not more than sixty days' nor less that thirty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

        This Agreement may be amended only if such amendment is approved by vote of a majority of the outstanding voting securities of the Fund.

        ARTICLE 9: CERTAIN TERMS. The terms "vote of a majority of the outstanding voting securities," "assignment," "specifically approved at least annually," "affiliated person" and "interested persons," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act.

        ARTICLE 10: RECORD KEEPING. The Adviser will maintain records in a form acceptable to the Trust and in compliance with the rules and regulations of the Securities and Exchange Commission, including but not limited to records required to be maintained by Section 31(a) of the 1940 Act and the rules and regulations thereunder, which at all times will be the property of the Trust and will be available for inspection and use by the Trust.

        ARTICLE 11: LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS. A copy of the Declaration of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts. The parties hereto acknowledge that the obligations of or arising out of this instrument are not binding upon any of the Trust's trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest hereunder. If this instrument is executed by the Trust on behalf of one or more series of the Trust, the parties hereto acknowledge that the assets and liabilities of each series of the Trust are separate and distinct and that the obligations of or arising out of this instrument are binding solely upon the assets or property of the series on whose behalf the Trust has executed this instrument. If the Trust has executed this instrument on behalf of more than one series of the Trust, the parties hereto also agree that the obligations of each series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and the parties hereto agree not to proceed against any series for the obligations of another series.

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        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, and their respective seals to be hereto affixed, all as of the day and year first written above.

                                             MFS/SUN LIFE SERIES TRUST,
                                               on behalf of MFS/FOREIGN &
                                               COLONIAL INTERNATIONAL
                                               GROWTH AND INCOME SERIES


                                             By:  BONNIE S. ANGUS
                                                  -------------------------
                                                  Bonnie S. Angus
                                                  Secretary and Clerk



                                             MASSACHUSETTS FINANCIAL
                                               SERVICES COMPANY



                                             By:  JEFFREY L. SHAMES
                                                  -------------------------
                                                  Jeffrey L. Shames
                                                  President